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                                                                   EXHIBIT 99.18

                      NOTICE OF CONVERSION PRICE ADJUSTMENT

                              Shares Out-
Number of         Adjusted  standing Prior   Shares          Aggregate                       Price
Shares             Current     Average    to Issuance      Outstanding        Dollar        Paid        30 Day
Issued or        Conversion  Conversion  of Additional        After        Consideration     Per        Market
Issuable Shares     Price      Price        Shares          Issuance         Received       Share       Price
---------------     -----      -----        ------          --------         --------       -----       -----
333,333(1)        $259.69     $256.99     2,214,541        2,547,874       $2,000,000      $6.00      $6.517

115,000(2)        $256.99     $255.50     2,547,874        2,662,874       $  600,000      $5.21      $6.029

172,500(3)        $255.50     $252.91     2,662,874        2,835,374       $  975,000      $5.65      $6.783

135,000(4)        $252.91     $250.51     2,835,347        2,970,374       $  810,000      $6.00      $7.579

4,100(5)          $250.51     $250.46     2,970,374        2,974,474       $   24,600      $6.00      $7.104

5,000(6)          $250.46     $250.38     2,974,474        2,979,474       $   30,000      $6.00      $7.342

10,833(7)         $250.38     $250.22     2,979,474        2,990,307       $   64,998      $6.00      $7.342

132,560(8)        $250.22     $248.57     2,990,307        3,122,867       $1,000,000      $7.54      $8.925

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1 Shares of Common Stock issuable upon conversion of the Secured Convertible
Note dated January 9, 1996, at the original conversion price of $6.00 per share, issued to Lindner Funds, Inc.

2 Shares of Common Stock issued under the Common Stock Purchase Agreement dated February 1, 1996 between the Company and Lindner Funds, Inc., at the price of $6.00 per share.

3 Shares of Common Stock issued, at the price of $6.00 per share, under the amended Common Stock Purchase Agreement dated April 15, 1995 between the Company and James R. Moriarty.

4 Shares of Common Stock issued, at the price of $6.00 per share, under the Amended Common Stock Purchase Agreement dated June 29, 1995 between the Company and Lindner Funds, Inc.

5 Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated July 29, 1995 between the Company and W.V.C. Limited.

6 Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated August 15, 1995 between the Company and BLC Investments.

7 Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated August 15, 1995 between the Company and Helen Jean Quinn.

8 Shares of Common Stock issued upon effectuation of the Secured Conditional Exchangeable Note dated November 30, 1995, at a price of approximately $7.54 per share issued to Dreyfus Strategic Growth, L.P.


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